EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 22, 2011
PAYCHEX, INC. REPORTS FISCAL 2011 RESULTS
June 22, 2011
FISCAL 2011 HIGHLIGHTS
•	Service revenue increased 5% to $2.0 billion.

•	Payroll service revenue increased 2% to $1.4 billion.

•	Human Resource Services revenue increased 10% to $597.4 million.

•	Operating income increased 8% to $786.4 million and operating income, net of certain items, increased 7% to $738.3 million.

•	Operating income for fiscal 2010 reflected an $18.7 million expense charge recognized to increase the litigation reserve related to the Rapid Payroll court decision.

•	Net income and diluted earnings per share increased 8% to $515.3 million and $1.42 per share, respectively.

•	Cash flow from operations increased 17% to $715.3 million.

•	Dividends paid to shareholders were $448.8 million, or 87% of net income.
     ROCHESTER, NY, June 22, 2011 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $2.1 billion for the fiscal year ended May 31, 2011 (“fiscal 2011”), a 4% increase from $2.0 billion for the prior fiscal year ended May 31, 2010 (“fiscal 2010”). Net income and diluted earnings per share increased 8% to $515.3 million and $1.42 per share, respectively. Our results for fiscal 2010 were impacted by an expense charge of $18.7 million to increase the litigation reserve, which reduced diluted earnings per share by $0.03 per share. The acquisition of SurePayroll, Inc. (“SurePayroll”) as of February 8, 2011 was dilutive to fiscal 2011 by less than $0.01 per share.
     Commenting on our results, Martin Mucci, President and Chief Executive Officer, said, “We are pleased with our favorable results for fiscal 2011. Many of our key business indicators improved during the year. Most significantly, checks per client increased 2.1%, payroll services client retention improved two percentage points, and while the sales environment is still challenging, we have seen improvement in the latter half of the fiscal year in our core payroll sales. We increased our investment in product development, reached the highest levels of client satisfaction in our history, and acquired two software-as-a-service companies, SurePayroll and ePlan, to bolster our future growth.”
     Payroll service revenue increased 2% to $1.4 billion for fiscal 2011, primarily benefiting from the improvement in checks per client and revenue per check. Checks per client increased 2.1% for fiscal 2011 compared to a decrease of 2.6% for fiscal 2010. Revenue per check was positively impacted by lower discounting within our overall client base and price increases. As of May 31, 2011, we served approximately 564,000 clients, an increase of 5.2% from May 31, 2010. Excluding the impact of clients obtained from business acquisitions, our client base would have decreased 0.9%. This decrease is primarily attributable to the adverse impact on the sales of new units from lack of growth in new business starts. Client retention improved for fiscal 2011 with client losses that were 9% lower than for fiscal 2010, largely a result of fewer clients going out of business or having no employees.
     Human Resource Services revenue increased 10% to $597.4 million for fiscal 2011. The growth in Human Resource Services revenue for fiscal 2011 was impacted by the revenue earned from Stromberg time and attendance operations (“Stromberg”) for fiscal 2010 prior to its sale in October 2009. Excluding Stromberg, Human Resource Services revenue would have increased 12% for fiscal 2011.

     This growth was generated from the following:

As of May 31:		%		%
$ in billions	2011	Change	2010	Change (1)

Paychex HR Solutions client employees (2)	567,000	13%	502,000	11%
Paychex HR Solutions clients (2)	21,000	9%	19,000	8%
Insurance services clients(3)	100,000	8%	92,000	7%
Health and benefits services applicants	99,000	23%	80,000	38%
Retirement services clients (4)	57,000	12%	51,000	3%
Asset value of retirement services client employees’ funds(4)	$15.3	35%	$11.3	33%

(1)	Percent change compared to balances as of May 31, 2009.

(2)	Includes Paychex HR Essentials as of May 31, 2011.

(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.

(4)	Includes ePlan Services, Inc. (“ePlan”) as of May 31, 2011. Excluding ePlan clients, retirement services clients would have increased 5% for fiscal 2011.
     Human Resource Services revenue growth for fiscal 2011 reflects modest improvements in economic conditions, the client growth noted above, and price increases. Paychex HR Solutions revenue for fiscal 2011 was positively impacted by increases in both clients and client employees. Contributing to this growth in the clients and client employees is our new product offering, Paychex HR Essentials, which provides support to our clients online or over the phone to help manage employee-related topics. Human Resource Services revenue was also positively impacted by growth in certain products that primarily support our Major Market Services clients. Also, insurance services revenue continued to grow as a result of increases in both health and benefits services and workers’ compensation insurance services revenue. Health and benefits services revenue continued its accelerated growth since inception, increasing 29% to $42.0 million for fiscal 2011, driven primarily by the number of applicants.
     Total expenses increased 2% to $1.3 billion for fiscal 2011 compared to fiscal 2010. During the third quarter last year, an expense charge of $18.7 million was recognized to increase the litigation reserve. Excluding this expense charge, total expenses would have increased 3%. This increase was primarily driven by personnel-related costs. In addition, we continue to invest in our product development and the supporting technology. Improvements in operations productivity with related lower headcount have somewhat offset this increase.
     For fiscal 2011, our operating income was $786.4 million, an increase of 8% from fiscal 2010. We continue to closely manage expenses, generating an increase in operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure) of 7% for fiscal 2011 compared to fiscal 2010.

	For the three months ended			For the twelve months ended
	May 31,		%	May 31,		%
$ in millions	2011	2010	Change	2011	2010	Change

Operating income	$182.8	$173.6	5%	$786.4	$724.8	8%
Excluding:
Interest on funds held for clients	(12.3)	(13.7)	(10%)	(48.1)	(55.0)	(13%)
Expense charge to increase the litigation reserve	—	—		—	18.7	(100%)

Operating income, net of certain items	$170.5	$159.9	7%	$738.3	$688.5	7%

Operating income, net of certain items, as a percent of total service revenue	33.4%	33.1%		36.3%	35.4%
     For fiscal 2011, interest on funds held for clients decreased 13% to $48.1 million due to lower average interest rates earned, offset somewhat by a 6% increase in average investment balances. The increase in average investment balances was the result of increases in state unemployment insurance rates for the 2011 calendar year and the increase in checks per client, offset somewhat by the lingering effects of the difficult economic conditions on our client base.

     Investment income, net increased 29% to $5.8 million for fiscal 2011. This increase was primarily the result of higher average investment balances, and a slight increase in average interest rates earned. Average investment balances for corporate investments increased 1% for fiscal 2011 as a result of investment of cash generated from operations. This was offset by cash utilized to fund the acquisitions of SurePayroll and ePlan during the second half of fiscal 2011, which resulted in a decline in average investment balances during the three months ended May 31, 2011 (the “fourth quarter”). The increase in the average interest rates earned on corporate investments was primarily driven by higher yields on funds invested into our longer-term investment portfolio compared to the prior year.
     Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,		%	May 31,		%
$ in millions	2011	2010	Change	2011	2010	Change

Average investment balances:
Funds held for clients	$3,895.2	$3,511.2	11%	$3,350.3	$3,167.9	6%
Corporate investments	$642.8	$697.6	(8%)	$662.4	$653.8	1%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.2%	1.5%		1.4%	1.6%
Corporate investments	0.9%	0.8%		0.9%	0.8%

Net realized gains:
Funds held for clients	$0.9	$0.9		$1.3	$3.2
Corporate investments	$—	$—		$—	$—
     Our investment strategy focuses on optimizing liquidity and protecting principal. Yields on high quality financial instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better. We limit the amounts that can be invested in any single issuer. We invest predominantly in municipal bonds — general obligation bonds; pre-refunded bonds, which are secured by a United States (“U.S.”) government escrow; and essential services revenue bonds. Starting in November 2009, we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”) and we have gradually increased our investment in VRDNs to $828.3 million as of May 31, 2011, up from $226.3 million as of May 31, 2010. During fiscal 2011, we earned an after-tax rate of approximately 0.23% on VRDNs compared to approximately 0.06% on U.S. agency discount notes, which have been our primary short-term investment vehicle.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $59.3 million as of May 31, 2011, compared with a net unrealized gain of $66.6 million as of May 31, 2010. During fiscal 2011, the net unrealized gain on our investment portfolios ranged from $41.4 million to $86.2 million. The net unrealized gain on our investment portfolios was approximately $59.4 million as of June 17, 2011.
FOURTH QUARTER FISCAL 2011 HIGHLIGHTS
     Payroll service revenue growth was higher for the fourth quarter compared to the full year growth as a result of revenue from SurePayroll, which was acquired in February 2011. Excluding SurePayroll, payroll service revenue would have increased 3% for the fourth quarter compared to the same period last year.
     The acquisition of ePlan during the fourth quarter positively impacted Human Resource Services growth. Excluding ePlan, Human Resource Services revenue would have increased 8% for the fourth quarter. This growth rate was less than experienced in the first nine months due to fluctuations in revenue growth from our professional employer organization (“PEO”). PEO net service revenue is more variable quarter to quarter than our other revenue streams due to fluctuations in adding and retaining client employees as healthcare rates change.
     Total expenses for the fourth quarter were impacted by the expenses of the newly acquired entities, which are included in our financial results since their dates of acquisition.

     The highlights for the fourth quarter are as follows:
•	Payroll service revenue increased 5% to $356.9 million.

•	Human Resource Services revenue increased 9% to $153.5 million.

•	Total service revenue increased 6% to $510.4 million.

•	Total revenue increased 5% to $522.7 million.

•	Combined interest on funds held for clients and investment income, net decreased $1.3 million, or 9%.

•	Operating income increased 5% to $182.8 million, and operating income, net of certain items, increased 7% to $170.5 million.

•	Net income and diluted earnings per share increased 3% to $118.9 million and $0.33 per share, respectively.
OUTLOOK
     Our outlook for the fiscal year ending May 31, 2012 (“fiscal 2012”) is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Our fiscal 2012 guidance reflects anticipated results for SurePayroll and ePlan. The anticipated service revenue impact is approximately 2% and the earnings dilution is expected to be approximately $0.01 per share, mainly due to amortization of acquired intangible assets. Our fiscal 2012 guidance is as follows:

	Low		High
Payroll service revenue	5%	—	7%
Human Resource Services revenue	12%	—	15%
Total service revenue	7%	—	9%
Interest on funds held for clients	(14%)	—	(12%)
Investment income, net	—	—	2%
Net income	5%	—	7%
     Operating income, net of certain items, as a percentage of total service revenue is expected to be in the range of 35% to 36% for fiscal 2012. The effective income tax rate is expected to approximate 35% for fiscal 2012.
     Interest on funds held for clients and investment income for fiscal 2012 are expected to be impacted by the continuing low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations. Combined interest on funds held for clients and investment income, net are expected to decrease approximately 11% for fiscal 2012.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

CURRENT REPORT ON FORM 8-K
     We will file a Current Report on Form 8-K (“Form 8-K”) by the close of business on the same day as this press release is issued, and this will be available at www.paychex.com. The Form 8-K will furnish as exhibits this press release and a preliminary discussion and analysis of financial condition and results of operations. This press release should be read in conjunction with the preliminary discussion and analysis. The discussion and analysis furnished with the Form 8-K is preliminary and is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the SEC. We expect to file our fiscal 2011 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days following our May 31, 2011 fiscal year end. The fiscal 2011 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and complete Management’s Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirement of Item 303 of Regulation S-K.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 23, 2011 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, Vice President of Finance, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 564,000 payroll clients nationwide as of May 31, 2011. For more information about Paychex, Inc. and our products, visit www.paychex.com.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,		%	May 31,		%
	2011	2010	Change	2011	2010	Change

Revenue:
Payroll service revenue	$356.9	$341.3	5%	$1,438.8	$1,404.9	2%
Human Resource Services revenue	153.5	141.2	9%	597.4	540.9	10%

Total service revenue	510.4	482.5	6%	2,036.2	1,945.8	5%
Interest on funds held for clients (1)	12.3	13.7	(10%)	48.1	55.0	(13%)

Total revenue	522.7	496.2	5%	2,084.3	2,000.8	4%

Expenses:
Operating expenses	167.8	163.1	3%	653.6	653.6	—
Selling, general and administrative expenses	172.1	159.5	8%	644.3	622.4	4%

Total expenses	339.9	322.6	5%	1,297.9	1,276.0	2%

Operating income	182.8	173.6	5%	786.4	724.8	8%

Investment income, net (1)	1.4	1.3	9%	5.8	4.5	29%

Income before income taxes	184.2	174.9	5%	792.2	729.3	9%

Income taxes	65.3	59.4	10%	276.9	252.3	10%

Net income	$118.9	$115.5	3%	$515.3	$477.0	8%

Basic earnings per share	$0.33	$0.32	3%	$1.42	$1.32	8%

Diluted earnings per share	$0.33	$0.32	3%	$1.42	$1.32	8%

Weighted-average common shares outstanding	362.0	361.5		361.8	361.4

Weighted-average common shares outstanding, assuming dilution	363.0	362.0		362.4	361.7

Cash dividends per common share	$0.31	$0.31	—	$1.24	$1.24	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	May 31,	May 31,
	2011	2010

ASSETS
Cash and cash equivalents	$119.0	$284.3
Corporate investments	345.0	82.5
Interest receivable	29.4	28.7
Accounts receivable, net of allowance for doubtful accounts	161.1	186.6
Deferred income taxes	5.9	3.8
Prepaid income taxes	1.4	6.7
Prepaid expenses and other current assets	29.4	25.5

Current assets before funds held for clients	691.2	618.1
Funds held for clients	3,566.7	3,541.0

Total current assets	4,257.9	4,159.1
Long-term corporate investments	207.3	290.1
Property and equipment, net of accumulated depreciation	308.7	269.3
Intangible assets, net of accumulated amortization	77.2	61.6
Goodwill	513.7	421.6
Deferred income taxes	25.4	21.1
Other long-term assets	3.6	3.5

Total assets	$5,393.8	$5,226.3

LIABILITIES
Accounts payable	$45.4	$37.3
Accrued compensation and related items	172.5	163.2
Deferred revenue	3.0	3.5
Deferred income taxes	14.9	17.0
Other current liabilities	38.6	41.2

Current liabilities before client fund obligations	274.4	262.2
Client fund obligations	3,513.9	3,480.0

Total current liabilities	3,788.3	3,742.2
Accrued income taxes	34.1	27.4
Deferred income taxes	23.1	7.8
Other long-term liabilities	52.1	46.9

Total liabilities	3,897.6	3,824.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 362.1 shares as of May 31, 2011 and 361.5 shares as of May 31, 2010, respectively.	3.6	3.6
Additional paid-in capital	535.6	499.7
Retained earnings	919.5	856.3
Accumulated other comprehensive income	37.5	42.4

Total stockholders’ equity	1,496.2	1,402.0

Total liabilities and stockholders’ equity	$5,393.8	$5,226.3

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the twelve months ended
	May 31,
	2011	2010

OPERATING ACTIVITIES
Net income	$515.3	$477.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	88.7	86.5
Amortization of premiums and discounts on available-for-sale securities	38.9	35.0
Stock-based compensation costs	24.8	25.6
Provision for/(benefit from) deferred income taxes	13.6	(3.9)
Provision for allowance for doubtful accounts	1.8	2.6
Provision for litigation reserve	—	18.7
Net realized gains on sales of available-for-sale securities	(1.3)	(3.2)
Changes in operating assets and liabilities:
Interest receivable	(0.7)	(1.0)
Accounts receivable	23.7	(10.2)
Prepaid expenses and other current assets	1.8	(2.5)
Accounts payable and other current liabilities	2.2	(15.0)
Net change in other assets and liabilities	6.5	1.3

Net cash provided by operating activities	715.3	610.9

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(6,229.1)	(1,554.9)
Proceeds from sales and maturities of available-for-sale securities	5,598.9	1,152.0
Net change in funds held for clients’ money market securities and other cash equivalents	450.4	61.7
Purchases of property and equipment	(100.5)	(61.3)
Acquisition of businesses, net of cash acquired	(126.4)	—
Proceeds from sale of business	—	13.1
Purchases of other assets	(2.8)	(11.9)

Net cash used in investing activities	(409.5)	(401.3)

FINANCING ACTIVITIES
Net change in client fund obligations	(34.9)	42.3
Dividends paid	(448.8)	(448.6)
Proceeds from exercise and excess tax benefit related to stock-based awards	12.6	8.2

Net cash used in financing activities	(471.1)	(398.1)

Decrease in cash and cash equivalents	(165.3)	(188.5)
Cash and cash equivalents, beginning of period	284.3	472.8

Cash and cash equivalents, end of period	$119.0	$284.3